Exhibit 10.5

295 Madison Avenue, 32nd Floor

New York, NY 10017

January 16, 2012

Mr. Ryan Perfit

2023 Puritan Terrace

Annapolis, MD 21401

Dear Ryan:

This letter agreement (“Agreement”) will confirm our agreement with respect to your (“You” or “Your”) employment at Fluent, Inc. (the “Company”) as Director, Financial Planning & Analysis. This Agreement shall be effective as of February 20, 2012 (the “Effective Date”).

1. Title and Job Duties.

(a) Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ You as Director of Financial Planning & Analysis. In this capacity, You shall have the duties set forth in Exhibit A hereto as well as the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as Andrew Kraft, Vice President of Finance (“VP Finance”) shall designate from time to time that are not inconsistent with Your position. You shall report directly to VP Finance.

(b) You accept such employment and agree, during the term of Your employment, to devote Your full business and professional time and energy to the Company. You agree to carry out and abide by all lawful directions of the VP Finance that are consistent with Your position as Director of Financial Planning & Analysis.

(c) Without limiting the generality of the foregoing, You shall not, without the written approval of the Company, render services of a business or commercial nature on Your own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during Your employment hereunder, provided that the foregoing shall not prevent You from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board of Directors of the Company (the “Board”), other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Your passive personal investments so long as such activities in the aggregate do not materially interfere or conflict with Your duties hereunder or create a potential business or fiduciary conflict.

2. Salary and Additional Compensation.

(a) Base Salary. The Company shall pay You an annual base salary of $100,000, less applicable withholdings and deductions, subject to review in accordance with the Company’s normal payroll procedures.

(b) Performance Based Bonus. You shall be eligible to earn a bonus of up to five percent (5.0%) of Your base salary, less applicable withholdings and deductions, based on Your achievement of performance objectives established by the VP Finance. The Company shall determine the amount, if any, and the timing of the bonus payment. You must be employed by the Company on the payment date in order to be eligible to receive the bonus.

(c) Revenue Based Bonus. You shall be eligible to earn an additional bonus of up to five percent (5.0%) of Your base salary less applicable withholdings and deductions, provided the Company realizes gross revenues no less than the annual target detailed in its annual operating plan. The Company shall determine the amount, if any, and the timing of the bonus payment. You must be employed by the Company on the payment date in order to be eligible to receive the bonus.

(d) Transaction Bonus. In the event the existing owners of the Company sell more than 50% of the Company’s issued and outstanding voting securities to an unrelated third party (a ‘Transaction”) and You are employed by the Company as of the date of the Transaction, the shareholders of the Company under separate vote have unanimously approved the payment of a special award to you according to the following:

(i)	If a Transaction is consummated prior to 1/1/2013, zero point one percent ( 0.1%) of the aggregate Transaction consideration, less applicable withholdings and deductions, pursuant to the terms and conditions of sale as detailed in the respective sale and purchase agreement.

(ii)	If a Transaction is consummated after 12/31/2012, zero point twenty five percent (0.25%) of the aggregate Transaction consideration less applicable withholdings and deductions, pursuant to the terms and conditions of sale as detailed in the respective sale and purchase agreement.

3. Expenses. In accordance with Company policy, the Company shall reimburse You for all reasonable business expenses properly and reasonably incurred and paid by You in the performance of Your duties under this Agreement upon Your presentment of detailed receipts in the form required by the Company’s policy.

4. Relocation. In consideration of the need for You to relocate from your present domicile in the Washington D.C. area to the metropolitan New York area, the Company agrees to make a one-time contribution not to exceed $5,000 upon presentment of a summary report including receipts for expenses incurred by You specifically in connection with Your Relocation (“Relocation Payment”). Notwithstanding the foregoing, should you voluntarily terminate your employment with the Company within twelve (12) months of the Effective Date, and upon demand by the Company, You understand and agree you shall be liable for the repayment of said Relocation Payment in entirety or any part thereof, in the Company’s sole discretion and that the Company may, in its sole discretion, offset same against any earned and unpaid amounts (including salary) that may be accruing to You prior to Your termination.

5. Benefits.

(a) Paid Time Off. You shall be entitled to accrue twenty-one (21) days of paid time off as follows: fifteen (15) vacation days, four (4) sick/personal days and two (2) diversity days which shall not be earned by You until You complete three (3) months of employment.

(b) Health Insurance and Other Plans. You shall be eligible to participate in the Company’s medical and other employee benefit programs, if any, that are provided by the Company for its employees generally, at levels commensurate with Your position, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

6. Term and Termination. Either party may terminate Your employment on an at- will basis at any time and for any reason or no reason, however You and the Company agree that should either party terminate Your employment hereunder, You and the Company agree to provide each other with two (2) weeks written notice of such termination, which the Company may waive at its sole discretion.

7. Confidentiality.

(a) You understand that during the Term, You may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information You and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). You agree to observe all Company policies and procedures concerning such Confidential Information. You further agree not to disclose or use, either during Your employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that You may disclose and use such information in the good faith performance of Your duties for the Company. Your obligations under this Agreement will continue with respect to Confidential Information, whether or not Your employment is terminated, until such information becomes generally available from public sources through no fault of Yours or any representative of Yours. Notwithstanding the foregoing, however, You shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that You first notify the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(b) During Your employment, upon the Company’s request, or upon the termination of Your employment for any reason, You will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by You or others, and all copies of such materials, whether of a technical, business or financial nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Your possession, custody or control.

8. Assignment of Intellectual Property.

(a) You will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by You alone or with others at any time during Your employment. You agree that the Company owns any such Creations, conceived or made by You alone or with others at any time during Your employment, and You hereby assign and agree to assign to the Company all moral or other rights You have or may acquire therein and agree to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of Your employment with respect to Creations and derivatives of such Creations conceived or made during Your employment with the Company. The Company and You understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on Your own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from Your work at the Company.

(b) In any jurisdiction in which moral rights cannot be assigned, You hereby waive any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that You may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenant and agree not to bring any claim, suit or other legal proceeding against the Company or any of its Affiliated Entities claiming that Your moral rights to the Creations have been violated.

(c) You will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to Your duties hereunder as having been made or acquired by You prior to Your work for the Company, except for the matters, if any, described in Exhibit B to this Agreement.

(d) During the Term, if You incorporate into a product or process of the Company or any of its Affiliated Entities anything listed or described in Exhibit B, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(e) You agree to cooperate fully with the Company, both during and after Your employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. You shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. You further agree that if the Company is unable, after reasonable effort, to secure Your signature on any such papers, any officer of the Company shall be entitled to execute such papers as Your agent and attorney-in-fact and You hereby irrevocably designate and appoint each officer of the Company as Your agent and attorney-in-fact to execute any such papers on Your behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9. Non-Solicitation and Non-Competition Agreement.

(a) You agree that during the Term and until twelve (12) months after the termination of Your employment for any reason, You will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities within the twenty-four (24) months prior to the termination of Your employment, or induce any such employee to terminate his or her employment with the Company or any of its Affiliated Entities.

(b) You further agree that during Your employment and for twelve (12) months after the termination of Your employment, You will not, directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services for any Competing Business whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business, (iii) request any present or future Customers (defined below) or suppliers of the Company or any of its Affiliated Entities to curtail or cancel their business with the Company or any of its Affiliated Entities, and (iv) accept business from such Customers or suppliers of the Company or any of its Affiliated Entities.

(c) “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to You as a result of the Your access to the Company or the Affiliated Entities’ business information, Confidential Information, customer lists or customer account information; and (ii) that is a business entity or individual with whom the Company or the Affiliated Entities have done business or with whom You have negotiated during the twenty-four (24) month period preceding the termination of Your employment or during the most recent twenty-four (24) month period of Your employment.

(d) “Competing Business” shall mean any corporation, partnership, limited liability company, university, government agency or other entity or person (other than the Company) which is engaged in any business carried on by any of the Company, its parents, subsidiaries, divisions or affiliates.

(e) You agree that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 8 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

10. Representation and Warranty. You represent and warrant to the Company that You are not subject to any non-competition provision of any other agreement restricting Your ability to fully act hereunder. You hereby indemnify and hold the Company harmless against any losses, claims, expenses (including attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

11. Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if personally delivered, if sent by nationally recognized overnight courier or if mailed by certified or registered mail, return receipt requested, first class postage prepaid, and addressed as follows:

(a)	If to You, to:

the address shown on the records of the Company.

(b)	If to the Company, to:

Fluent, Inc.

295 Madison Avenue, 32nd Floor

New York, New York 10017

Attention: Andrew Kraft

(c)	with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP

65 East 55th Street

New York, New York 10022

Attention: Aliza F. Herzberg

12. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in New York County.

14. Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

15. Assignment. This Agreement is a personal contract and You may not sell, transfer, assign, pledge or hypothecate Your rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of You and Your personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, except that the Company may not assign this Agreement without Your prior written consent, except to an acquirer of all or substantially all of the assets of the Company.

16. Entire Agreement. This Agreement (together with the Exhibits attached hereto) embodies all of the representations, warranties, and agreements between the Parties relating to Your employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Your employment. This Agreement shall supersede all prior agreements, written or oral, relating to Your employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date above.

FLUENT, INC.

By:	/s/ Andrew Kraft
Vice President of Finance

AGREED TO AND ACCEPTED:

/s/ Ryan Perfit
Ryan Perfit

EXHIBIT A

Job Duties

You shall be responsible for job duties commensurate with the position of Director, Financial Planning & Analysis, which include but are not limited to the following:

•	Develop and compile monthly management reporting package

•	Develop plan templates, manage the annual planning process and ‘own’ the plan

•	Prepare quarterly reforecasts, working with all departments as necessary

•	Analyze and monitor performance across all divisions, highlighting trends and variances to plan and/or reforecasts

•	Develop business intelligence tools and dashboard reports

•	Develop financial models and analyses to support strategic initiatives, including M&A , new market, and competitor analysis as relevant

•	Analyze complex financial information and reports to provide accurate and timely financial recommendations to management for decision making purposes

•	Scale department in line with company growth

•	Participate in ad hoc projects as relevant